Sound Revolution Inc. (OTC BB: SRVN) makes Digital Content Distribution Technology available for Licensing

VANCOUVER, BC— August 7, 2006 - Sound Revolution Inc, a digital entertainment distribution and technology company, announces that it has completed the development of its web based digital content management and distribution technology and the technology is now available for licensing.

Sound Revolution has developed a management system for online digital music distribution which can be customized for distribution of any kind of digital content. The technology has been developed to handle millions of products, as well as to collect, organize and report information for accounting, marketing and promotional purposes. Some of the key features of the technology are:

  Web service API allowing seamless integration of songs with third party web sites
  Gift functionality
  Affiliate royalty amounts are able to be defined on a per-product basis
  Automated sales reports to keep track of affiliate commissions
  Logins for charities and record labels (or other content owners) to track hits, views, preview plays, sales and donations
  Automated generation of a variety of "top 10" style lists for songs or other products
  Ability to sell digital content a la carte or in pre-set packages
  Embedded Flash music player allowing users to preview songs without an external player
  Scalable to millions of products, charities and other affiliates
  Automated content updates & user friendly content management system
  Customizable search features linked to a content management database (available with or without content)
  Customizable support for co-branding, localized and white labeled sites with a shared product database

According to Digital Lifestyles 2006 Outlook, by Parks and Associates, digital content sales are projected to increase more than 300% to grow to nearly $9 billion in the next four years (2010).

"We now offer a number of solutions to companies seeking to distribute digital content online," says Sound Revolution CEO Penny Green, "Our system can be used for any kind of digital content, including movies, video games, software, music and ring tones. We are currently looking for companies interested in leveraging their content or traffic to partner with us to create new sources of revenue. We are interested in pursuing both licensing and revenue sharing opportunities."

About Sound Revolution and Charity Tunes
Music can change the world. Sound Revolution Inc., an innovative new media corporation that marries business with social meaning, intends to change the world - of online content delivery. Sound Revolution has digital content management technology available for licensing and distribution services. It also wholly owns Charity Tunes Inc., whose charitytunes.com, a music download website, is unique in its promotional partnerships between musical artists and charities. For more info, go to www.soundrevolution.net, www.charitytunes.com, or www.corporate.charitytunes.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Sound Revolution’s filings with the Securities and Exchange Commission, including, without limitation, Sound Revolution’s recent Form 10-QSB and Form 10-KSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

Sound Revolution Inc. Investor Relations 1 888 646 5677 info@soundrevoluion.net www.soundrevolution.net